EXHIBIT 10.43

ADEPT TECHNOLOGY, INC.

FISCAL 2011 PERFORMANCE PLAN

1.	Purpose.

The Adept Technology, Inc. Fiscal 2011 Performance Plan (the “Performance Plan”), established under the Adept Technology, Inc. 2005 Equity Incentive Plan (the “Equity Plan”), is intended to provide performance-based compensation to individuals who make a significant contribution to the performance of Adept Technology, Inc. (the “Company”). Performance Plan objectives are to: (a) focus key employees on achieving specific performance targets, (b) reinforce a team orientation through collective targets, (c) provide significant award potential for achieving outstanding performance, (d) further align key employees’ interests with those of the Company’s stockholders through equity compensation, and (e) enhance the ability of the Company to attract and retain highly talented and competent individuals.

2.	Definitions.

Defined terms not explicitly defined in this Performance Plan but defined in the Equity Plan shall have the same definitions as in the Equity Plan.

“Award” means an award of Restricted Stock Units to be settled in Shares granted under the Performance Plan and Equity Plan and, as applicable, Performance Award Units to be settled in cash.

“Board” means the Board of Directors of the Company.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations and/or other interpretive authority and guidance issued thereunder.

“Committee” means the Compensation Committee of the Board.

“Participants” means the Company’s executive team members John Dulchinos, Lisa Cummins, Joachim Melis and David Pap Rocki, the additional focus team members identified on Annex A and those non-executive employees identified by the Chief Executive Officer who may collectively receive Awards upon or promptly after the Certification Date of an aggregate amount, as determined in the discretion of the Committee, of up to 35,000 Restricted Stock Units or Performance Award Units (or in combination with Restricted Stock Units for cash amounts up to $175,000 on terms to be determined by the Committee upon the recommendation of the Chief Executive Officer (the “Additional Discretionary Awards”).

“Performance Goals” means the revenue and adjusted EBITDA (defined as used by the Company for purposes of its earnings announcements) targets for the Performance Period identified on Annex B.

“Performance Period” means the period beginning July 1, 2010 and ending June 30, 2011.

3.	Determination of Awards.

a.	Generally. Restricted Stock Unit Awards (other than the Additional Discretionary Awards) shall be granted as soon as possible after the date hereof, but shall be subject to the terms and conditions (including the provisions regarding determination of fixed amount, vesting and forfeiture in Sections 3 and 4 hereof) set forth in this Performance Plan, the Equity Plan, and any Award Agreement entered into in connection with such Award. Any Additional Discretionary Awards will be granted on or promptly after the Certification Date. Performance Award Units that are to be settled in cash, if any, shall be granted on or promptly after the Certification Date.

b.	Initial Determination of Award Amount or Forfeiture. As soon as practicable after availability of financial statements for the Performance Period, but on or before the date that is ninety (90) days following, the expiration of the Performance Period, the Committee shall determine and certify, whether the Company has achieved any Performance Goals and the specific Performance Goals met, (the date of such certification the “Certification Date”). The amount of Shares subject to Restricted Stock Unit Awards granted under this Performance Plan shall be adjusted, if applicable, based upon the extent to which the Company achieves the applicable Performance Goals. If the Performance Goals set forth on Annex B are met at a level that equals or exceeds the Target, then the number of Restricted Stock Unit Awards granted to the Participants shall not be adjusted and shall remain in effect. All Restricted Stock Units will also be subject to service-based vesting as set described in Section 4(b) and will be settled with no further action on the part of any Participant by the issuance of Shares to the applicable Participants on each Vesting Date. Additionally, if the Company exceeds the Target Performance Goals as identified in Annex B, then the Committee may award Performance Award Units in the applicable amounts as determined pursuant to Annex B to be promptly paid following the Certification Date. Discretionary Additional Awards may be settled and paid in the form of Restricted Stock, Restricted Stock Units or cash, subject to the ability of the Company to issue Restricted Stock or Restricted Stock Units at such time, and further subject to the discretion of the Committee. If the Company does not achieve the minimum Performance Goal, then unless otherwise determined by the Committee, all Awards shall be automatically forfeited and no Shares shall be issued nor any cash paid to any Participants, with no further action required by any Participant.

c.

Change in Control Prior to the Certification Date. If a Change in Control occurs prior to the Certification Date, and provided the Participant remains continuously employed by the Company until immediately prior to the Change in Control, then, immediately prior to the Change in Control, the a pro-rated number of Restricted Stock Units granted to the Participant will vest and be settled by the issuance of Shares on such date equal to that number of Shares and cash amounts set forth next to the Participant’s name in Annex B that would be earned multiplying the Company’s revenue and adjusted EBITDA for the period prior to the entry into the definitive agreement for the Change in Control by a fraction, the numerator of which is the number of months (rounded up for any partial months) during the Performance Period as of immediately prior to the entry into the definitive agreement for the Change of Control and the denominator of which is the total number of months in the Performance Period. Restricted Stock Units granted pursuant to an Award as determined in this Section 3(c) shall be vested and deemed settled in full as of immediately prior to the Change in Control. Upon the occurrence of a Change in Control, all Restricted Stock Units subject to the Awards that do not vest pursuant to the preceding sentence shall be immediately forfeited with no further action required by the Participant.

d.	Termination For Any Reason Prior to the Certification Date. Subject to Section 3(c), if a Participant’s employment with the Company terminates prior to the Certification Date for any reason, then that Participant shall forfeit all Restricted Stock Units awarded under this Performance Plan and shall not be entitled to receive any Restricted Stock Units or Shares issuable pursuant to the Award or any cash amount, unless otherwise determined by the Committee.

4.	Terms of Awards.

a.	Award Amounts. Provided the conditions specified in Section 3(b) are met, the Restricted Stock Units issued to Participants shall be settled for Shares shall be settled for Shares on each Vesting Date following the Certification Date as set forth on Annex B. Awards for cash shall be paid promptly after the Certification Date

b.	Vesting. Subject to the Participant’s continuous employment with the Company through the applicable Vesting Date, the Restricted Stock Units issued under this Performance Plan shall vest and be settled by the issuance of Shares, in equal quarterly installments on the last day of each quarter following June 30, 2011 through the quarter ending June 30, 2012 (each such date, a “Vesting Date”), subject to such earlier acceleration as provided in Sections 4(c)(ii) and 4(d). The Shares subject to an Award that vest shall be delivered to Participants (or their heirs in the case of death) pursuant to Section 4(f).

c.	Effect of Termination of Employment After the Certification Date.

i	If the Participant’s employment is terminated for any reason other than as a result of death or Total and Permanent Disablement prior to the time when the Restricted Stock Units subject to the Award are fully vested and settled, the Participant’s Award shall cease vesting and all unvested and unsettled Restricted Stock Units subject to the Participant’s Award as of the date of termination shall be forfeited immediately.

ii

If the Participant’s employment is terminated due to death or Total and Permanent Disablement after the Certification Date but prior to the time when the Award is fully vested, all unvested Restricted Stock Units and

Performance Award Units held by the Participant as of the date of termination shall be immediately vest and be settled and issued or paid.

d.	Effect of a Change in Control After the Certification Date. If a Change in Control occurs after the Certification Date, and provided the Participant remains continuously employed by the Company until immediately prior to the Change in Control, then, as of immediately prior to the Change in Control, all outstanding and unvested Restricted Stock Units subject to the Participant’s Award shall vest and be settled for Shares immediately.

e.	Adjustment of Shares. The number of Shares subject to Restricted Stock Unit Awards may be adjusted from time to time for capitalization adjustments in the discretion of the Committee, as provided in Section 13 of the Equity Plan.

f.	Distribution of Awards. Shares that are issued to a Participant upon the settlement of Restricted Stock Units that are the subject of an Award and any cash payable in respect of a Performance Award Unit shall be distributed to the Participant (or the Participant’s heirs in the case of death) on the applicable Vesting Date or, if applicable, the events described in Sections 3(c), 4(c)(ii) and 4(d) (but, in the case of an issuance of Shares or cash made on account of a termination due to Total and Permanent Disablement, such distribution shall occur on the date that is six months and one day after the date of the Participant’s “separation from service” (as defined in Treas. Reg. 1.409A-1(h)) with the Company, except to the extent earlier payment is permissible under Section 409A of the Code).

g.	Award Agreements. Each Award shall be evidenced by an award agreement (“Award Agreement”) to be entered into between the Participant and the Company with such terms and conditions and in such form as the Committee shall determine. Awards shall be subject to the terms and conditions of the Award Agreement, the Performance Plan and the Equity Plan.

5.	Performance Plan Administration

The Committee shall be responsible for all decisions and recommendations regarding Performance Plan administration and retains final authority regarding all aspects of Performance Plan administration, the resolution of any disputes, the interpretation of the Performance Plan and any Award Agreement hereunder, and the application of the Performance Plan in any respect to a Participant. All determinations and interpretations made by the Committee in good faith shall not be subject to review by any person and shall be final, binding and conclusive on all persons. The Committee may, without notice, amend, suspend or terminate the Performance Plan; provided, however, that no such action may adversely affect any then outstanding Award without the consent of the Participant, unless such action is necessary to comply with any applicable law, regulation or rule.

6.	Withholding

The Company will have the right to make all payments or distributions or deliver Shares or cash pursuant to the Performance Plan to a Participant net of any applicable federal, state and local taxes required to be paid or withheld. The Company will have the right to withhold from wages or other amounts otherwise payable to such Participant such withholding taxes as may be required by law, or to otherwise require the Participant to pay such withholding taxes. If the Participant fails to make such tax payments as are required, the Company will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such Participant or to take such other action as may be necessary to satisfy such withholding obligations. Unless Participant elects to satisfy any tax withholding obligation by an alternative means as permitted hereby, Participant’s acceptance of an Award constitutes Participant’s instruction and authorization to the Company to withhold on the Participant’s behalf the number of Shares from those Shares and the applicable amount of cash from any cash distributed to the Participant at the time when the Award becomes vested and payable as the Company determines to be sufficient to satisfy the tax withholding obligation.

7.	Financial Restatements.

If the Company’s financial statements for the Performance Period are the subject of a restatement due to error or misconduct, to the extent permitted by applicable governing law, in all appropriate cases, the Company will seek, and all Participants shall take such action as required to effect, reimbursement of excess performance compensation issued under the Performance Plan for the Performance Period. For purposes of this Performance Plan, excess performance compensation means the positive difference, if any, between (i) the Performance Plan Award actually paid to the Participant and (ii) the Performance Plan Award that would have been paid to the Participant had the applicable components of the Performance Goal been calculated based on the Company’s financial statements as restated. The Company will not be required to award any Participant any additional Award hereunder should the restated financial statements result in a higher multiplier as compared to the Performance Goals

8.	General Provisions.

a.	Non-Exclusivity of Performance Plan. The adoption of the Performance Plan by the Board shall not be construed as creating any limitations on the power of the Board or the Committee to adopt such other bonus or incentive compensation arrangements as either may deem desirable, including, without limitation, cash or equity-based compensation arrangements, either tied to performance or otherwise, and any such other arrangements as may be either generally applicable or applicable only in specific cases.

b.	Limitation on Rights as a Participant. The Company is not obligated to give uniform treatment to Participants under the Performance Plan. Participation in the Performance Plan during the Performance Period does not convey any right to receive any award or to participate in the Performance Plan as to any other period.

c.

No Employment or Service Rights. Nothing in the Performance Plan or any instrument executed or Award granted pursuant to the Performance Plan shall (i) confer upon any Participant any right to continue to be retained in the employ or service of the Company, (ii) change the at-will employment relationship between the Company and a Participant, or (iii) interfere with the right of the Company to discharge any Participant or other person at any time, with or without cause, and with or without advance notice.

d.	Stockholder Rights. No Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any Shares subject to Restricted Stock Units subject to an Award unless and until such Participant has vested in the Shares subject to the Award and has received delivery of such Shares, except that the Participant shall be entitled to exercise voting rights and receive dividends and other distributions paid with respect to Shares subject to an Award that have been issued to the Participant (even if such Shares have not yet vested or been distributed to the Participant).

e.	Validity. If any provision of the Performance Plan is held invalid, void, or unenforceable, the same will not affect, in any respect whatsoever, the validity of any other provision of the Performance Plan.

f.	Governing Plan Document. The Performance Plan is subject to all the provisions of the Equity Plan and is further subject to all interpretations, amendments, rules and regulations that may from time to time be promulgated and adopted by the Committee, the Board or the Company pursuant to the Equity Plan. In the event of any conflict between the provisions of this Performance Plan and those of the Equity Plan, the provisions of the Equity Plan shall control.

g.	Governing Law. The Performance Plan and any Award Agreement hereunder will be interpreted and construed in accordance with the laws of the State of Delaware (without regard to principles of conflicts of law) and applicable federal law.

h.	Section 409A. To the extent applicable, it is intended that this Performance Plan and any Award granted hereunder comply with the requirements of Section 409A of the Code. Any provision that would cause the Equity Plan or any Award granted hereunder to fail to satisfy Section 409A of the Code shall have no force or effect until amended to comply with Section 409A of the Code, which amendment may be retroactive to the extent permitted by Section 409A of the Code.

i.	Headings. The headings of the Sections in this Performance Plan are inserted for convenience only and shall not be deemed to affect the meaning of this Equity Plan.

9.	Effective Date.

This Performance Plan was adopted by the Compensation Committee of the Board on August 31, 2011.